Exhibit 99.1

Tobira Therapeutics and Dong-A ST Enter Into License Agreements for Evogliptin and Cenicriviroc

Tobira gains rights to second asset for NASH in North America, Europe & Australia

First combination study with cenicriviroc to begin late 2016

Conference Call Scheduled for today at 8:30 a.m. ET

South San Francisco, Calif., and Seoul, Republic of Korea, April 11, 2016—Tobira Therapeutics, Inc. (NASDAQ: TBRA) and Dong-A ST Co., Ltd. (170900: Korea SE), today announced that the companies have entered into two separate licensing agreements. Tobira has acquired exclusive rights to develop and market evogliptin in combination with cenicriviroc (CVC) and as a single agent in the United States, Canada, Europe and Australia for all therapeutic indications. Dong-A has received an exclusive license to develop and market CVC, as both a single agent and in combination with evogliptin in the Republic of Korea for all therapeutic indications. Both companies plan to initiate development programs for the combination of the two agents for the treatment of patients with non-alcoholic steatohepatitis (NASH) and also plan to collaborate on a global Phase 3 program for CVC single agent for NASH.

Under the terms of the agreement, Dong-A received an upfront cash payment of $1.5 million and is eligible to receive up to an additional $25 million in payments linked to the achievement of Phase 3 completion and approval milestones for the first indication and up to an additional $10 million for additional indications.  Dong-A may receive up to an additional $35 million for commercial milestones. Tobira received an upfront cash payment of $0.5 million and is eligible to receive up to an additional $2.5 million in payments linked to the achievement of similar milestones per indication in the Republic of Korea. In addition, each party will receive tiered royalty payments based on net sales. Each company is responsible for its own development costs incurred within its respective territory.

“This relationship with Dong-A is an important step toward our goal of developing much needed combination therapies for the millions of patients suffering from NASH and to become the preferred partner for companies seeking to develop NASH therapies,” said Laurent Fischer, M.D., chief executive officer of Tobira. “While incretin therapies are already standard of care for diabetes, they also have the potential to impact the metabolic issues that play a role in NASH disease progression.  Evogliptin is a potent DPP-4 inhibitor administered as a small 5mg once-daily tablet and has demonstrated compelling preclinical and clinical activity for the treatment of type 2 diabetes. It complements the anti-inflammatory and anti-fibrotic effects of cenicriviroc and has the potential to be combined in a fixed dose combination tablet.”

Evogliptin (Suganon®) was launched in the Republic of Korea in March of this year for blood glucose control in patients with type 2 diabetes mellitus. There is a substantial amount of data suggesting that the incretin/GLP-1 pathways targeted by evogliptin are implicated in the progression of non-alcoholic fatty liver disease (NAFLD) and NASH. The combination of agents is intended to simultaneously address the metabolic pathogenesis of NASH and the inflammation and fibrosis that cause liver damage and often lead to cirrhosis, liver cancer or liver failure. The ultimate goal is to achieve greater improvement of liver-related outcomes.

“We are pleased to be working with Tobira to further the development of evogliptin in combination with CVC,” said Soo-Hyoung Kang, president & CEO of Dong-A ST Co., Ltd. “Their focus and experience in liver disease will allow us to explore the potential of our drugs to help patients suffering from non-alcoholic steatohepatitis. NASH is an epidemic that affects millions of people globally, including many people in South Korea, and we are excited to be combining two potentially best-in-class products to develop a much needed therapy for these patients. ”

Tobira plans to conduct preclinical toxicology and pharmacokinetics studies with evogliptin required prior to initiating a Phase 1 study of the CVC-evogliptin combination in late 2016.

Conference Call Information
Tobira will host a conference call today to review details of the agreement beginning at 5:30 a.m. Pacific Time /8:30 a.m. Eastern Time. Analysts and investors can participate in the conference call by dialing +1 (855) 638-8858 for domestic callers and +1 (707) 294-1299 for international callers, using the conference ID# 87699634. The webcast can be accessed live on the Investor Relations page of Tobira's website, http://ir.tobiratx.com, and will be available for replay for 30 days following the call.

About Cenicriviroc (CVC) and Non-alcoholic Steatohepatitis (NASH)

CVC is an oral, once-daily, potent immunomodulator that blocks two chemokine receptors, CCR2 and CCR5, which are intricately involved in the inflammatory and fibrogenic pathways in NASH that cause liver damage and often lead to cirrhosis, liver cancer or liver failure. Tobira believes this novel approach will establish CVC as both a single-agent and as a cornerstone treatment in multi-therapy regimens for NASH, for which there is currently no approved drug.

CVC is currently being evaluated in Tobira’s fully enrolled global Phase 2b CENTAUR study (identifier NCT02217475) and the company expects to announce the study’s primary endpoint in the third quarter of 2016. CENTAUR is comparing CVC to placebo in 289 patients with NASH and liver fibrosis. CVC has been granted Fast Track status in patients with NASH and liver fibrosis, the patient population at highest risk of progression to cirrhosis. The CENTAUR study includes surrogate endpoints identified as suitable for registrational studies in findings of an FDA-AASLD workshop reported in Hepatology. To date, approximately 600 subjects have been dosed with CVC in Phase 1 and Phase 2b clinical studies, including 115 HIV infected subjects on treatment for up to 48 weeks.

NASH is an emerging health crisis impacting 3% to 5% of the U.S. population and 2% to 4% globally. It is the fastest growing cause of liver cancer and liver transplant in the U.S. due to the rise in obesity. Additionally, this population is estimated to be three to five times larger than the size of the population with hepatitis C in the U.S.

About Evogliptin

Evogliptin (Suganon®, evogliptin 5mg) is an orally bioavailable, selective dipeptidyl peptidase-4 (DPP-4; CD26 antigen) inhibitor. DPP-4 inhibitors control glucose levels by preventing the breakdown of the incretin hormones glucose-dependent insulinotropic polypeptide (GIP) and glucagon-like peptide-1 (GLP-1), which stimulate insulin secretion in response to the increased levels of glucose in the period following meals. In October 2015, evogliptin received its first global approval in the Republic of Korea for blood glucose control in patients with type 2 diabetes mellitus. Evogliptin is not currently approved by the FDA.

About Dong-A ST

Dong-A ST Co., Ltd. specializes in the discovery, development, manufacture and sales of ethical drugs. It is listed on the Korean stock exchange. For more information, visit http://www.donga-st.com.

About Tobira Therapeutics

Tobira is a clinical-stage biopharmaceutical company focused on the development and commercialization of therapies to treat liver disease, inflammation, fibrosis and HIV. The company's lead product candidate, cenicriviroc (CVC), is a first-in-class immunomodulator and dual inhibitor of CCR2 and CCR5 being evaluated for the treatment of non-alcoholic steatohepatitis (NASH) and HIV. Learn more about Tobira at http://www.tobiratx.com/.

Tobira® is a registered trademark owned by Tobira Therapeutics, Inc.

©2016 Tobira Therapeutics, Inc. All Rights Reserved.

Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events, including expectations related to the license agreements between Tobira and Dong-A ST. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the company's clinical development of cenicriviroc (CVC) and evogliptin; the potential timing and outcomes of clinical studies of CVC and evogliptin undertaken now or in the future; the ability of the company to timely source adequate supply of its development products from third party manufacturers on whom the company depends; the company's limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all; the company's ability to successfully progress, partner or complete further development of its programs; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; the company's ability to protect the company's intellectual property; competition; changes in the regulatory landscape or the imposition of regulations that affect the company's products; and other factors listed under "Risk Factors" in the company's other filings with the Securities and Exchange Commission.

Tobira Investor & Media Contact:

Ian Clements, PhD

+1 (650) 351-5013

ir@tobiratx.com

Canale Communications Media Contact:

Pam Lord

+1 (619) 849-6003

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